Exhibit 99.1

For Immediate Release (March 5, 2009)

Kreido Biofuels And Four Rivers BioEnergy Complete Asset Sale;

Kreido Re-elects Directors

Camarillo, Calif. and Calvert City, Kentucky  March 5, 2009 – Kreido Biofuels, Inc. (OTC BB: KRBF.OB) today jointly announced with Four Rivers BioEnergy Inc. (OTC BB: FRBE.OB) the closing of their  previously announced sale and purchase of substantially all of the assets of Kreido Biofuels to Four Rivers BioEnergy.

Four Rivers acquired Kreido’s spinning tube-in-tube STT® reactors and STT® technology, as well as its modular biodiesel production plant equipment and related assets. The purchase price for the assets, which closed on March 5, 2009, was approximately $2.8 million in cash, 1,200,000 shares of Four Rivers BioEnergy common stock (including 300,000 shares in escrow solely to cover Kreido warrant exercises), a warrant to purchase an additional 200,000 shares of Four Rivers BioEnergy common stock at $8.00 per share, and the assumption of certain purchase orders.  The cash proceeds will be used to settle obligations to creditors.  The Four Rivers BioEnergy common stock and warrants will be held by Kreido for 360 days, after which time the shares may be sold or distributed.

With the completion of the asset sale to Four Rivers BioEnergy, Kreido released Philip L. Lichtenberger, Chief Operations Officer, from his obligations to Kreido.

Gary Hudson, CEO of Four Rivers BioEnergy, stated “We are excited about our acquisition of this transformational technology.  We believe that the STT® technology and the biodiesel plant equipment will help to accelerate the development of Phase I of our multi-product, integrated bioenergy facility near Calvert City, Kentucky.”

The sale of assets was approved by the Kreido stockholders at its annual meeting held on March 4, 2009.  At that meeting, the stockholders also re-elected Ben Binninger, Betsy Wood Knapp, David Mandel and David Nazarian as directors.

Ben Binninger, Kreido’s CEO, commented, “The transfer of Kreido’s technology and assets to Four Rivers BioEnergy is consistent with our goals of satisfying our obligations to creditors and allowing our stockholders, through our ownership of Four Rivers BioEnergy stock and warrants, an opportunity to benefit from their loyal support of the STT® technology.”

About Kreido Biofuels

Kreido Biofuels, Inc. developed the STT® system, a proprietary process intensification technology that offers a complete modular biodiesel production system. The STT® system is designed to improve production efficiency and flexibility while using less equipment and infrastructure. STT is a registered USPTO trademark. For more information about Kreido Biofuels, visit www.kreido.com.

About Four Rivers

Four Rivers is a development stage integrated bioenergy company in Calvert City, Kentucky, in the early stages of the design and development of its initial facility, capitalizing upon an extensive permitted site with excellent waterborne logistics. Four Rivers is run by a dedicated team highly experienced in the construction, operation and trading risk management of biofuel and petrochemical plants and mergers and acquisitions. In tandem with the Calvert City development, Four Rivers intends to pursue selective acquisitions of undervalued traditional plants to build shareholder value.  To find out more about Four Rivers Bioenergy, Inc., visit our website at www.riv4ers.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on managements’ good faith views and expectations when made.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the companies,  include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up.  Actual results may differ, perhaps materially, from those discussed in the forward-looking statements.  The companies discussed in this release are not obligated to update their forward-looking statements or comment on those differences.  Readers are encouraged to refer to the recent public filings of each company to further ascertain the risks associated with the forward-looking statements.  Readers are urged not to place undue reliance upon such statements.

For further information regarding Kreido please contact:

John Philpott

jphilpott@kreido.com

805-389-3499

For further information regarding Four Rivers please contact:

Gary Hudson, President and CEO

Tel: +44 161 408 0126 or alternatively +1 270 282 0926

Fax: +1 270 395 0323

Email: garyhudson@riv4ers.com

Stephen Padgett, Vice President and Executive Director

Tel: +1 270 395 0176

Fax: +1 270 395 0323

Email: stephenpadgett@riv4ers.com